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                                                                     EXHIBIT 5.1


                                  July 16, 1998



Xicor, Inc.
1511 Buckeye Drive
Milpitas, California 94035

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Xicor, Inc., a California corporation, with the Securities and Exchange Commission on or about July 21, 1998, in connection with the registration under the Securities Act of 1933, as amended, of 3,800,000 shares of Xicor, Inc. Common Stock (the "Plan Shares") reserved for issuance under the Xicor, Inc. 1998 Employee Stock Purchase Plan (the "Plan"). As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the proposed sale and issuance of the Plan Shares.

         It is our opinion that, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, the Plan Shares will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments or supplements thereto.

                                       Very truly yours,

                                       /s/ WILSON SONSINI GOODRICH & ROSATI

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation